STRYKER INCREASES EXPECTED 2011 RESULTS AND PROVIDES 2012 OUTLOOK

Kalamazoo, Michigan – January 10, 2012 – Stryker Corporation (NYSE:SYK) announced today that preliminary net sales were $2.2 billion for the fourth quarter of 2011, representing an 11.0% increase over net sales of $2.0 billion for the fourth quarter of 2010. On a constant currency basis net sales increased 10.7% in the fourth quarter, with Neurotechnology and Spine increasing 46.8%, MedSurg increasing 11.1% and Reconstructive increasing 0.7%. Net sales were $8.3 billion for the year ended December 31, 2011, representing a 13.5% increase over net sales of $7.3 billion for the year ended December 31, 2010. On a constant currency basis, net sales increased 11.1% for the year, within the previously communicated 11% to 12% constant currency sales growth range, with Neurotechnology and Spine increasing 46.4%, MedSurg increasing 11.2% and Reconstructive increasing 1.5%. Excluding the impact of foreign currency and acquisitions, net sales increased 4.0% in the fourth quarter and 4.4% for the year ended December 31, 2011.

During the fourth quarter of 2011, the Company expects to record charges of approximately $76 million ($60 million net of taxes) or approximately $0.16 per diluted net earnings per share, related to its previously announced focused workforce reductions and other restructuring activities. In addition, during the fourth quarter of 2011, the Company recorded a benefit related to a favorable settlement with the United States Internal Revenue Service regarding its proposed adjustment to the Company’s previously filed 2003 through 2007 income tax returns related to income tax positions the Company had taken for its cost sharing arrangements with two wholly owned entities operating in Ireland, and expects to record charges for other uncertain income tax positions. The net impact of these adjustments for uncertain tax positions is expected to result in a benefit of approximately $99 million net of taxes, or approximately $0.26 per diluted net earnings per share.

For 2011, the Company expects acquisition and integration-related charges of approximately $0.37 per share (net of income tax benefits), including transaction costs, integration-related charges and additional cost of sales from inventory sold that was “stepped up” to fair value.

Stryker now projects 2011 adjusted diluted net earnings per share(1) to be in the range of $3.72 to $3.74, an increase of 12% over adjusted diluted net earnings per share(1) of $3.33 in the prior year.

During the fourth quarter, Stryker repurchased 1.8 million shares at a cost of $83 million bringing total 2011 share repurchases to 11.8 million shares at a cost of $622 million.

"Our 2011 financial results underscore the strength of our unique sales footprint, which reflects balanced diversification both geographically and across a range of key segments of medical technology. As a result, we delivered solid top line growth despite the continued challenges presented by the global economy, as we leveraged a series of strategic acquisitions along with new products reflecting our ongoing commitment to internal innovation," commented Stephen P. MacMillan, Chairman, President and Chief Executive Officer. "Additionally, we have further optimized our capital structure with a 20% increase in our 2011 quarterly dividend coupled with the repurchase of $622 million of shares. These actions are aimed at maximizing shareholder returns and position us well to realize our 2012 sales and earnings commitments. Longer term, our focus on driving efficiencies, investing in innovation and continued dedication to our quality and compliance systems underscore our conviction in our ability to deliver double-digit earnings growth."

2012 Outlook

The financial forecast for 2012 includes a constant currency sales increase of 3.5% to 6.5%. If foreign currency exchange rates hold near current levels, the Company anticipates net sales will be impacted positively or negatively by approximately 0.5% in the first quarter of 2012 and negatively impacted by approximately 0.5% to 1.5% for the full year of 2012. Excluding the expected impact of foreign currency and acquisitions, projected sales growth is 2% to 5%.

The Company projects 2012 adjusted diluted net earnings per share(1) to grow at double-digit levels over expected adjusted diluted net earnings per share(1) of $3.72 to $3.74 in 2011. In 2012, the Company anticipates previously announced restructuring and related charges and acquisition and integration-related charges to reduce reported diluted net earnings per share by approximately $0.22.

"As we build on the accomplishments of 2011, we believe we are well positioned to deliver solid sales and earnings growth in 2012 through a combination of leveraging our acquisitions while also continuing to deliver new products stemming from internal innovation," commented Stephen P. MacMillan, Chairman, President and Chief Executive Officer.

1) A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.

Conference Call on January 24, 2012

Stryker also announced that it will host a conference call on Tuesday, January 24, 2012 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter and year ended December 31, 2011 and provide an operational update. Final operating results for the quarter and year ended December 31, 2011 will be released at 4:00 p.m. that day.

To participate in the conference call dial 800-561-2693 (domestic) or 617-614-3523 (international) and enter the participant passcode 84284339. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 7:30 p.m., Eastern Time, on Tuesday, January 24, 2012, until 11:59 p.m., Eastern Time, on Tuesday, January 31, 2012. To hear this recording you may dial 888- 286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 45833616.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; resolution of tax audits; changes in financial markets; changes in the competitive environment; the Company’s ability to integrate acquisitions; and the Company’s ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world’s leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

Contacts

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

SUPPLEMENTAL INFORMATION – CONSOLIDATED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency and adjusted diluted net earnings per share. The Company believes that these non-GAAP measures provide meaningful information to assist readers in understanding its financial results and assessing its prospects for future performance. Management believes percentage sales growth in constant currency and adjusted diluted net earnings per share are important indicators of the Company’s operations because they exclude items that may not be indicative of or are unrelated to core operating results, and provide a baseline for analyzing trends in its underlying businesses. To measure percentage sales growth in constant currency, the Company removes the impact of changes in foreign currency exchange rates which affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure adjusted diluted net earnings per share performance on a consistent and comparable basis, the Company excludes certain items which affect the comparability of operating results and the trend of earnings. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the below reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the business. The Company strongly encourages readers to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measure, adjusted diluted net earnings per share, with the most directly comparable GAAP financial measure, reported diluted net earnings per share:

RECONCILIATION OF DILUTED NET EARNINGS PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE (UNAUDITED)

		Year Ended December 31,
		2012	2011
	Notes	Projection	Range		2010
DILUTED NET EARNINGS PER SHARE		$3.88	$3.45	$3.47	3.19
Acquisition and integration-related charges, net of tax	(a)				—
Inventory "step up" to fair value		0.01	0.25	0.25
Acquisition and integration related charges		0.03	0.12	0.12
Restructuring and related charges	(b)	0.18	0.16	0.16
Uncertain income tax position adjustments	(c)	—	(0.26)	(0.26)
Gain on sale of property, plant and equipment	(d)	—	—	—	(0.03)
Income taxes on repatriation of foreign earnings	(e)	—		—	(0.02)
Impairment of property, plant and equipment	(f)	—	—	—	0.19
ADJUSTED DILUTED NET EARNINGS PER SHARE	(g)	$4.10	$3.72	$3.74	$3.33

(a) In 2011 the Company completed the acquisition of the Neurovascular division of Boston Scientific Corporation, Orthovita, Inc., Memometal Technologies S.A., and Concentric Medical,Inc., and has incurred certain acquisition and integration related charges.
(b) In 2011 the Company announced focused workforce reductions and other restructuring activities expected to be completed by December 31 ,2012, and has incurred and will continue to incur certain restructuring and related charges.
(c) In 2011 the Company reached a settlement with the United States Internal Revenue Service regarding a proposed adjustment and recorded charges for other uncertain income tax positions.
(d) In 2010 the Company sold its Orthopaedic Implants manufacturing facility based in Caen, France.
(e) In 2010 the Company recorded income tax expense adjustments associated with the repatriation of foreign earnings in 2009.
(f) In 2010 the Company announced a definitive agreement to sell its OP-1 product family and its manufacturing facility based in Lebanon, NH. As a result of the announcement, the Company incurred a one-time non-cash charge to reduce the carrying amount of the associated assets to their fair value.
(g) The 2012 projected adjusted diluted net earnings per share of $4.10 represents a 10% increase over the lower end of the 2011 projected range and represents the minimum adjusted diluted net earnings per share necessary for a double-digit increase.